AMERICAN CONSUMERS, INC
                           NET INCOME PER COMMON SHARE

                                   EXHIBIT 11

                                                     THIRTEEN WEEKS ENDED          TWENTY-SIX WEEK ENDED
                                                 December 1,     December 2,     December 1,   December 2,
                                                     2001             2000            2001             2000
                                                ------------    ------------    ------------    ------------
Net income (loss) for computing income (loss)
  per common share                              $   (136,400)   $      15,807   $   (179,449)   $     19,007
                                                ============    =============   ============    ============

Weighted average number of common shares
  outstanding during each period
                                                     826,559          831,530        826,562         834,841
                                                ============    =============   ============    ============

Net income (loss) per common share              $     (0.165)   $       0.019   $     (0.217)   $      0.023
                                                ============    =============   ============    ============